                                               U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       WASHINGTON, D.C. 20549

                                            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

FORM 4                                      Filed  pursuant  to  Section  16(a)  of  the          OMB APPROVAL
------                                      Securities  Exchange  Act of  1934,  Section          ------------
/ / Check this box if no longer             17(a) of the Public Utility Holding Company           OMB Number      3235-0287
    subject to Section 16. Form 4           Act of 1935 or Section 30(f) of the Investment        Expires:        September 30, 1998
    of Form 5 obligations may continue.     Company Act of 1940                                   Estimated average
    See Instruction 1(b).                                                                         burden hours
                                                                                                  per response....0.5


(table continued)


1.   Name and Address of Reporting Person

     Maturo             Michael
--------------------------------------------------------------------------------
     (Last)                   (First)                   (Middle)



     c/o Reckson Associates Realty Corp.
     225 Broadhollow Road
--------------------------------------------------------------------------------
                                    (Street)

     Melville, New York  11747
--------------------------------------------------------------------------------
     (City)                   (State)                   (Zip)



2.   Issuer Name and Ticker or Trading Symbol


     Reckson Service Industries, Inc. (RSII)



3.   IRS or Social Security Number of Reporting Person (Voluntary)



4.   Statement for Month/Year

          7/98



5.   If Amendment, Date of Original (Month/Year)




6.   Relationship of Reporting Person to Issuer (Check all applicable)

      X  Director                                      ___ 10% Owner
      X  Officer (give title below)                    ___ Other (specify below)


                         Executive Vice President, Chief
                          Financial Officer, Treasurer
                          ----------------------------



7.   Individual or Joint/Group  Filing (Check Applicable Line)

      X  Form filed by One Reporting Person
     ___ Form filed by More than one Reporting Person




                                           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED,
                                                 DISPOSED OF, OR BENEFICIALLY OWNED

1.  Title of Security          2. Trans-   3. Trans-       4. Securities Acquired (A)  5. Amount of     6. Owner-      7. Nature
    (Instr. 3)                    action      action          or Disposed of (D)          Securities       ship           of In-
                                  Date        Code            (Instr. 3, 4 and 5)         Beneficially     Form:          direct
                                  (Month/     (Instr. 8)                                  Owned at         Direct         Bene-
                                  Day/                                                    End of           (D) or         ficial
                                  Year)                                                   Month            Indirect       Owner-
                                                                                          (Instr. 3        (I)            ship
                                                                                          and 4)           (Instr. 4)     (Instr. 4)
                                           --------------------------------------------
                                            Code     V       Amount  (A) or    Price
                                                                     (D)
----------------------------  -----------  ------- -------  -------- ------- ----------  --------------  ------------  -------------
Common Stock                    7/9/98        P              368,423    A       $1.03        375,305           D






====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)

                                                                          (Over)


(table continued)


FORM 4 (CONTINUED) TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


1. Title of Derivative        2. Conversion       3. Transaction      4. Transaction      5. Number of Deriv-      6. Date Exer-
   Security                      or Exercise         Date                Code                ative Securities         cisable and
   (Instr. 3)                    Price of            (Month/Day/         (Instr. 8)          Acquired (A) or          Expiration
                                 Derivative          Year)                                   Disposed of (D)          Date (Month/
                                 Security                                                    (Instr. 3, 4, and 5)     Day/Year)

                                                                                                                    Date     Expira-
                                                                                                                    Exer-    tion
                                                                         Code     V           (A)       (D)         cisable  Date
----------------------------  ------------------  ------------------  -------- ---------  ---------- ------------  --------- -------









(table continued)



1. Title of Derivative        7. Title and Amount of        8. Price of         9. Number of      10. Ownership        11. Nature
   Security                      Underlying Securities         of Derivative       Derivative         Form of Deri-        of Indi-
   (Instr. 3)                    (Instr. 3 and 4)              Security            Securities         vative Secu-         rect
                                                               (Instr. 5)          Beneficially       rity:  Direct        Benefi-
                                                                                   Owned at End       (D) or               cial
                                                                                   of Month           Indirect (I)         Owner-
                                                                                   (Instr. 4)         (Instr. 4)           ship
                                                                                                                          (Instr. 4)
                                                 Amount or
                                                 Number of
                               Title             Shares
-----------------------------  ----------------- ----------  -----------------  -----------------  ------------------  -------------








Explanation of Responses:






Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                                            /s/ Michael Maturo            8/7/98
                                   ------------------------------------- -------
                                      **Signature of Reporting Person      Date


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                                                                          Page 2
                                                                 SEC 1474 (8-92)